Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 Nos 33-72144 and 333-178224) pertaining to the Producers’ Stock Purchase Plan and Plan Trust of AEGON USA, LLC of our report dated March 21, 2014, with respect to the financial statements of the AEGON USA Producers’ Stock Purchase Plan and Plan Trust included in this Annual Report (Form 11-K).

/s/ Ernst & Young, LLP

Des Moines, IA

March 25, 2015